Exhibit 10.10

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

CROSS-LICENSE AGREEMENT

This Cross-License Agreement (“Agreement”), effective as of December 16, 2020 (the “Effective Date”) and executed on February 11, 2021 (the “Execution Date”), is by and among Xilio Development, Inc., a Delaware corporation with an address at 828 Winter Street, Waltham, MA 02451 (“Xilio”), AskGene Pharma, Inc., a Delaware corporation with an address at 5217 Verdugo Way, Suite A, Camarillo, CA 93012 (“AskGene”) and, solely for purposes of Section 12.8, Xilio Therapeutics, Inc., a Delaware corporation with an address at 828 Winter Street, Waltham, MA 02451 (“Parent”). Xilio and AskGene are referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, each Party owns or controls certain patent rights to which the other Party wishes to obtain certain licenses or options with respect to Non-Antigen Binding Products and Antigen-Binding Products (each as defined below);

WHEREAS, Parent and AskGene have entered into a Binding Term Sheet, dated December 16, 2020 (the “Binding Term Sheet”), pursuant to which: (a) each party granted to the other party certain licenses and options to obtain licenses to certain patent rights in relation to Non-Antigen Binding Products and Antigen-Binding Products, and (b) the parties agreed to negotiate a definitive agreement based on the Binding Term Sheet to more fully embody the terms and conditions of the arrangement;

WHEREAS, Parent has instructed and authorized its subsidiary Xilio to enter into this Agreement; and

WHEREAS, the Parties wish to enter into this Agreement as the definitive agreement contemplated by the Binding Term Sheet to provide further clarity to the arrangement of the Parties as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.            DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

1.1              “Action” has the meaning set forth in Section 10.1.

1.2             “Affiliate” means, with respect to any Person, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, but for only so long as such control exists. As used in this definition, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities or other equity interest in such Person.

For the avoidance of doubt, any Person that is not an Affiliate of a Party as of the Effective Date, but later becomes an Affiliate of such Party through any transaction or series of related transactions will be deemed to be an Affiliate of such Party for purposes of this Agreement. Furthermore, if an Affiliate of a Party ceases to be an Affiliate of such Party after the Effective Date, any rights granted to such Affiliate under this Agreement shall continue to apply to such Affiliate with respect to any activity conducted by such Affiliate during the period it was an Affiliate.

1.3              “All Fields” means all uses and indications.

1.4              “Antigen-Binding Products” means Licensed Antigen-Binding Products and, as to Xilio only in the event that Xilio has exercised the Xilio Option, Option Antigen-Binding Products.

1.5              “AskGene Indemnitee” has the meaning set forth in Section 10.1.

1.6              “AskGene Opt-In Right Period” means, with respect to each Xilio Licensed Product, the period beginning on [**] and ending [**] with respect to such Xilio Licensed Product.

1.7              “AskGene Option” has the meaning set forth in Section 2.4(a).

1.8              “AskGene Patent Rights” means (a) the Patent Rights set forth in Part I of Exhibit A, attached hereto, as amended from time to time, and (b) all Patent Rights that claim priority to, share common priority with or issue from such Patent Rights. The Parties shall update Exhibit A from time to time to reflect additional AskGene Patent Rights. Notwithstanding anything to the contrary, the failure of the Parties to include in Exhibit A, whether at the Effective Date or at any other time during the Term, any particular item described in clause (a) or (b) shall not, in itself, be determinative of whether such item constitutes an AskGene Patent Right.

1.9              “AskGene Territory” means Singapore, Thailand, Malaysia, Vietnam, Greater China (the People’s Republic of China, Taiwan, Macau, and Hong Kong), Korea, and India.

1.10            “Auditor” has the meaning set forth in Section 5.3(a).

1.11            “Bankruptcy Code” has the meaning set forth in Section 12.1.

1.12          “Biosimilar Product” means, with respect to a Licensed Product that is being sold in a country, a product (including a “biogeneric,” or “biosimilar product”) sold by a third party in such country that (a) within the United States, is “biosimilar” or “interchangeable,” with respect to such Licensed Product as evaluated by the FDA or otherwise determined by Law; (b) in any territory outside of the United States, has been given an equivalent designation by the applicable Regulatory Authority pursuant to Law; or (c) through reference to the Regulatory Approval of the Licensed Product, is eligible for and has achieved Regulatory Approval in such country pursuant to an abbreviated follow-on biological approval pathway established by the Regulatory Authority in such country pursuant to applicable Law, or otherwise is approved for marketing and sale in such country by an abridged procedure in reliance, in whole or in part, on the prior Regulatory Approval of the Licensed Product or on the safety and efficacy data generated for the prior Regulatory Approval (in such country) of the Licensed Product. For clarity, with respect to a Licensed Product that is being sold in a country, a biological medicine or biological product for human use which: (i) is highly similar to such Licensed Product that has marketing approval in such country; (ii) has no clinically meaningful differences from such Licensed Product as determined by Laws or any applicable Regulatory Authority; and (iii) is approved for use (A) in the United States, as a biosimilar biologic product (as defined in the Patient Protection and Affordable Care Act) pursuant to an abbreviated regulatory approval process established under the Patient Protection and Affordable Care Act, (B) in the European Union, as a similar biological medicine pursuant to Directive 2001/83/EC or Regulation (EC) No. 726/2004 (as applicable), or (C) in any other country, pursuant to an equivalent regime in such country, shall constitute a Biosimilar Product.

1.13          “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.14          “Co-Exclusive IL-2 Rights” has the meaning set forth in Section 2.1(b)(i).

1.15          “Co-Exclusive IL-15 Rights” has the meaning set forth in Section 2.2(b)(ii).

1.16          “Combination Product” means any product containing a Licensed Product [**] in combination with one or more other [**].

1.17          “Commercially Reasonable Efforts” means, with respect to a Party and its objectives or obligations concerning a Licensed Product under this Agreement, such efforts and resources consistent with those commonly used by a biopharmaceutical or biotechnology company of similar size and profile and with similar resources as such Party to achieve a similar objective or fulfill a similar obligation concerning a product of similar market potential at a similar stage in product life as such Licensed Product, taking into account [**], in each case as prevailing at the time the objectives must be met or obligations must be carried out.

1.18          “Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party, whether received by Receiving Party prior to, on or after the Effective Date, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential”, including any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary. The existence and terms of this Agreement, and the Binding Term Sheet, shall be deemed Confidential Information of each Party.

Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (a) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (b) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (c) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (d) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

1.19          “Controlled” or “Controls” means, when used in reference to any Patent Rights or other intellectual property, ownership or other legal authority or right of a Person (whether by license, other than pursuant to this Agreement, or otherwise) to grant the right to use such item, to grant a license or sublicense to such compound or to grant rights under such Patent Rights or intellectual property to any other Person, without breaching the terms of any agreement with a third party that is separate and distinct from the other Person under which rights were granted to either party of such agreement to such Patent Rights or other intellectual property.

1.20          “Cover”, “Covering” or “Covered” means, with reference to a Patent Right, that the manufacture, use, offer for sale, sale, importation or exportation of a product or practice of a method would infringe such Patent Right in the country in which such activity occurs absent a license thereto (or ownership thereof).

1.21          “Disclosing Party” has the meaning set forth in Section 8.1.

1.22          “EMA” means the European Medicines Agency, and any successor agency or authority thereto having substantially the same function.

1.23          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.24          “Excluded AskGene ECD” means any extracellular domain of a IL-2 or IL-15 cytokine receptor that: (a) contains one or more mutations other than (i) those mutations specifically described in [**], and (ii) mutations at the same amino acid position(s) as those described in clause (i); and (b) is specifically described and claimed in any issued or pending claim of any New AskGene Patent Rights.

1.25          “Excluded Xilio ECD” means any extracellular domain of an IL-2 or IL-15 cytokine receptor that: (a) contains one or more mutations other than (i) those mutations specifically described in [**], and (ii) mutations at the same amino acid position(s) as those in clause (i); and (b) is specifically described and claimed in any issued or pending claim of any New Xilio Patent Rights.

1.26          “Exclusive Immunology License” has the meaning set forth in Section 2.4(a).

1.27          “FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto having substantially the same function.

1.28          “First Commercial Sale” means (a) with respect to any Licensed Product in a given country, the first sale to a third party of such Licensed Product in such country following Regulatory Approval of such Licensed Product in such country, which results in Net Sales from the sale of such Licensed Product, and (b) with respect to any Biosimilar Product in a given country, the first sale to a third party of such Biosimilar Product in such country following Regulatory Approval of such Biosimilar Product in such country.

1.29          “Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, arbitrator or arbitral body.

1.30          “Immunology Field” means all uses and indications associated with the treatment of inflammation and autoimmune disease.

1.31          “IND” means an Investigational New Drug Application to the FDA as described within 21 C.F.R. § 312.20 or a similar filing for the approval of a Regulatory Authority outside of the United States to initiate clinical trials in humans.

1.32          “Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

1.33          “Licensed Antigen-Binding Products” means a cytokine [**], comprising (a) an IL-2 cytokine, including mutein forms of said cytokine, (b) an antigen-binding carrier moiety, such as [**], and (c) a masking domain [**], excluding (i) as to Xilio and its rights hereunder, [**] and (ii) as to AskGene and its rights hereunder[**].

1.34          “Licensed IL-2 Products” means a Licensed Non-Antigen Binding Product or a Licensed Antigen-Binding Product.

1.35          “Licensed Non-Antigen Binding Products” means a cytokine [**], comprising (a) an IL-2 cytokine, including mutein forms of said cytokine, (b) a non-antigen-binding carrier moiety selected from an [**], and (c) a masking domain [**], excluding (i) as to Xilio and its rights hereunder, [**], and (ii) as to AskGene and its rights hereunder, [**].

1.36          “Licensed Patent Rights” means the Xilio Patent Rights, New Xilio Patent Rights, AskGene Patent Rights and New AskGene Patent Rights. Where a provision hereof specifies a right or obligation of Licensee hereunder with respect to Licensed Patent Rights, such Licensed Patent Rights shall be deemed to refer to those Licensed Patent Rights to which such Party is granted rights under this Agreement. Where a provision hereof specifies a right or obligation of Licensor under this Agreement with respect to Licensed Patent Rights, such Licensed Patent Rights shall be deemed to refer to those Licensed Patent Rights to which such Party grants rights to the other Party under this Agreement.

1.37          “Licensed Products” means Licensed IL-2 Products and, as to Xilio only in the event that Xilio has exercised the Xilio Option, Option IL-15 Products.

1.38          “Licensee” means, in relation to any Licensed Patent Rights, the Party to which a license under such Licensed Patent Rights is granted by the other Party hereunder.

1.39          “Licensor” means, in relation to any Licensed Patent Rights, the Party granting a license under such Licensed Patent Rights to the other Party hereunder.

1.40          “Losses” means all losses, damages, liabilities, costs, and expenses, including any product liability, personal injury, or property damage, including reasonable attorneys’ fees and other litigation costs.

1.41          “MAA” means the marketing authorization application required in the European Union or Japan, as applicable, for the marketing and commercialization of a Licensed Product in such jurisdiction.

1.42          “MAA Approval” means, with respect to the European Union, approval by the EMA of a MAA filed with the EMA for the applicable Licensed Product under the centralized European procedure or, with respect to Japan, approval by the PMDA of a MAA filed with the PMDA for the applicable Licensed Product in Japan.

1.43          “Major Market” means [**].

1.44          “Milestone Event” has the meaning set forth in Section 4.3.

1.45          “Milestone Payment” has the meaning set forth in Section 4.3.

1.46          “NDA/BLA Approval” means the approval by the FDA of a Biological License Application or New Drug Application (each as defined by the FDA) for the commercialization of the applicable Licensed Product in the United States.

1.47          “Net Sales” means the gross revenues invoiced by Xilio, its Affiliates, or its Sublicensees (each, a “Selling Party”) for the commercial sale or other commercial transfer for value of Licensed Products to a third party after (but including) the First Commercial Sale of any Licensed Product, less the following deductions for:

[**].

In the event a Licensed Product is sold in the form of a combination product containing one or more active ingredients in addition to a Licensed Product (a “Combination Product”), Net Sales for such Licensed Product sold as part of such Combination Product in a country will be adjusted by multiplying the actual Net Sales of such Combination Product in such country by the fraction A/(A+B) where A is the average invoice price of the Licensed Product if sold separately in such country in the same formulation and dosage for a comparable indication, and B is the average invoice price of any other products in the Combination Product if sold separately in such country in the same formulation and dosage for a comparable indication. If the other products in the Combination Product are not sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the average invoice price of the Licensed Product if sold separately in such country, and C is the invoice price of the Combination Product. If neither the Licensed Product nor the other products contained in the Combination Product is sold separately in such country, Net Sales shall be determined according to a reasonable method or proxy selected in good faith by Xilio to apportion the relative value of the Licensed Product portion of the Combination Product and the other active components in accordance with GAAP, provided that, if AskGene disagrees in good faith with such determination, the Parties shall confer to resolve such disagreement within [**] and, if it remains unresolved after such period, may refer the matter for further dispute resolution between the Parties.

Upon the sale or other transfer of a Licensed Product in a country in a manner such that the pricing for such sale or transfer of the Licensed Product is dependent upon the sale or transfer of another product or service, such as a multi-product discount transaction, then for purposes of determining the gross selling price for the Licensed Product by the Selling Party, for purposes of determining Net Sales for royalty calculation purposes under this Agreement, the gross selling price shall be the greater of (i) the gross selling price actually invoiced in the transaction for the Licensed Product; or (ii) the average invoice price for the Licensed Product in such country if the sale is at a discount.

The transfer of Licensed Product by a Selling Party to another Selling Party shall not be considered (or give rise to) Net Sales. Disposition or use of a Licensed Product in the following cases shall not be considered (or give rise to) Net Sales: (a) in clinical trials or other scientific testing, (b) as free samples in an amount that would be considered customary in a similar situation, (c) under an expanded access program for individual named patients recognized by the FDA under 21 C.F.R. § 312.310, or substantially similar program recognized by a Regulatory Authority, or otherwise at or below cost or with a de minimis mark-up on the fully burdened manufacturing cost of the Licensed Product, (d) pursuant to a compulsory license by a Governmental Authority in a country that does not result in the payment of any compensation of any form to the licensor, or (e) in test marketing programs or other similar programs or studies to the extent no compensation is received and the amounts of Licensed Product provided are reasonable considering the situation.

1.48          “New AskGene Patent Rights” means, other than the AskGene Patent Rights (as set forth in Part I of Exhibit A), the Patent Rights Controlled by AskGene at any time during the Term which claim or Cover any IL-2 or IL-15 [**], or the making or using thereof, wherein said [**] comprises an IL-2 or IL-15 [**] thereof, [**]. The New AskGene Patent Rights as of the Effective Date are set forth in Part II of Exhibit A, attached to this Agreement. Notwithstanding anything to the contrary, the failure of the Parties to include in Exhibit A, whether at the Effective Date or at any other time during the Term, any particular item described in the foregoing sentence shall not, in itself, be determinative of whether such item constitutes a New AskGene Patent Right.

1.49          “New Xilio Patent Rights” means, other than the Xilio Patent Rights (as set forth in Part I of Exhibit B), the Patent Rights Controlled by Xilio at any time during the Term which claim or Cover any IL-2 or IL15 [**], or the making or using thereof, wherein said [**] comprises an IL-2 or IL-15 [**] thereof, [**]. As of the Effective Date, the New Xilio Patent Rights are set forth in Part II of Exhibit B, attached to this Agreement. Notwithstanding anything to the contrary, the failure of the Parties to include in Exhibit B, whether at the Effective Date or at any other time during the Term, any particular item described in the foregoing sentence shall not, in itself, be determinative of whether such item constitutes a New Xilio Patent Right.

1.50          “Non-Antigen Binding Products” means Licensed Non-Antigen Binding Products and, as to Xilio only in the event that Xilio has exercised the Xilio Option, Option Non-Antigen Binding Products.

1.51          “Oncology Field” means all uses and indications associated with the treatment of cancer.

1.52          “Option Antigen-Binding Product” means a cytokine prodrug, a fusion molecule, or a chimeric molecule, comprising (a) an IL-15 cytokine, including mutein forms of said cytokine, (b) an antigen-binding carrier moiety, [**], and (c) a masking domain consisting of [**], excluding (i) as to Xilio and its rights hereunder, [**] and (ii) as to AskGene and its rights hereunder, [**].

1.53          “Option IL-15 Product” means an Option Non-Antigen Binding Product or an Option Antigen-Binding Product.

1.54          “Option Non-Antigen Binding Product” means a cytokine prodrug, a fusion molecule, or a chimeric molecule, comprising (a) an IL-15 cytokine, including mutein forms of said cytokine, (b) a non-antigen binding carrier moiety selected from an [**], and (c) a masking domain consisting of [**], excluding (i) as to Xilio and its rights hereunder, [**] and (ii) as to AskGene and its rights hereunder, [**].

1.55          “Option Period” means the period commencing upon the Effective Date and continuing until the earlier of (a) [**] and (b) [**].

1.56          “Patent Rights” means any of the following, whether existing now or in the future anywhere in the world: (a) any national, regional and international patents and patent applications, including provisional patent applications and PCT applications; (b) any patent applications filed from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (with respect to claims of such continuations-in-part that claim priority to, and are directed to subject matter specifically disclosed in the foregoing parent patents or patent applications described in clause (a)), substitutions, provisionals, converted provisionals, and continued prosecution applications; (c) any patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; and (d) any extensions or restorations by existing or future patent term extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b), and (c)).

1.57          “Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.58          “Phase II Clinical Trial” means a human clinical trial of a product designed to satisfy the requirements of 21 C.F.R. § 312.21(b) and intended to explore a variety of doses, dose response, and duration of effect, and to generate data on side effects and clinical efficacy for a particular indication or indications in a target patient population, or any comparable trial in any other jurisdiction.

1.59          “PMDA” means the Japanese Pharmaceutical and Medical Device Agency or its successor, or the Ministry of Health, Labour and Welfare of Japan.

1.60          “Quarterly Report” has the meaning set forth in Section 5.2.

1.61          “Receiving Party” has the meaning set forth in Section 8.1.

1.62          “Regulatory Approval” means, with respect to a country or jurisdiction, any and all approvals, licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a pharmaceutical product in such country or jurisdiction.

1.63          “Regulatory Authority” means the FDA, EMA, and any other Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction.

1.64          “Regulatory Exclusivity” means any marketing exclusivity or data exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction that confers exclusive rights to Xilio, its Affiliates or its Sublicensees to market such Licensed Product in such country or jurisdiction.

1.65          “Representatives” means, with respect to a Party, its Affiliates and its and their officers, directors, employees, consultants, agents, and legal advisors.

1.66          “Royalty” has the meaning set forth in Section 4.4(a).

1.67          “Royalty Term” means, with respect to a given Licensed Product in a given country, the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the latest of (a) the expiration of the last Valid Claim of any AskGene Patent Right in such country that covers such Licensed Product, including, but not limited to, its composition of matter or method of making or using such Licensed Product; (b) the expiration of Regulatory Exclusivity (if any) for such Licensed Product in such country; and (c) [**] after the First Commercial Sale of such Licensed Product in such country.

1.68          “Securities Act” means the Securities Act of 1933, as amended.

1.69          “Selling Party” has the meaning set forth in Section 1.47.

1.70          “Sublicensee” means any Person (other than a Party) that is granted (a) a sublicense by Licensee under any Licensed Patent Rights that includes any right to commercialize any Licensed Products or (b) in the case of the Co-Exclusive IL-2 Rights or Co-Exclusive IL-15 Rights, a license by Licensor under the applicable Licensed Patent Rights that includes any right to commercialize any Licensed Products.

1.71          “Tax” (including with correlative meaning, the term “Taxes”) means all taxes and duties and similar governmental charges, levies, imposts or withholdings (including net income, gross income, gross receipts, sales, use, consumption, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, import, export, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes) in the nature of a tax whenever and by whatever Governmental Authority levied or imposed, and whether of the United States or a foreign, state or local jurisdiction, together with, in any such case, any interest, fines, penalties, surcharges and any additions to tax or additional amounts with respect thereto.

1.72          “Term” has the meaning set forth in Section 11.1.

1.73         “Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent Right, as long as such claim has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise.

1.74          “Xilio Indemnitees” has the meaning set forth in Section 10.2.

1.75          “Xilio Licensed Product” means any Licensed Product developed by or on behalf of Xilio.

1.76          “Xilio Option” has the meaning set forth in Section 2.2(a).

1.77          “Xilio Option Exercise Date” has the meaning set forth in Section 2.2(a).

1.78          “Xilio Patent Rights” means (a) the Patent Rights set forth in Part I of Exhibit B, attached hereto, as amended from time to time, and (b) all Patent Rights that claim priority to, share common priority with or issue from such Patent Rights. The Parties shall update Exhibit B from time to time to reflect additional Xilio Patent Rights. Notwithstanding anything to the contrary, the failure of the Parties to include in Exhibit B, whether at the Effective Date or at any other time during the Term, any particular item described in clause (a) or (b) shall not, in itself, be determinative of whether such item constitutes a Xilio Patent Right.

1.79          “Xilio Territory” means worldwide, excluding the AskGene Territory.

2.            GRANT OF RIGHTS.

2.1              AskGene License Grants to Xilio for Licensed IL-2 Products.

(a)               Exclusive License for Licensed Non-Antigen Binding Products. Subject to the terms and conditions of this Agreement, AskGene hereby grants to Xilio an exclusive (even as to AskGene), nontransferable (except as permitted under Section 12.9 (Assignment)), royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Licensed Non-Antigen Binding Products in the Oncology Field in the Xilio Territory during the Term.

(b)               Co-Exclusive License for Licensed Antigen-Binding Products.

(i)                 Subject to the terms and conditions of this Agreement, AskGene hereby grants to Xilio a co-exclusive (with AskGene), nontransferable (except as permitted under Section 12.9 (Assignment)), royalty-bearing license, with the limited right to sublicense in accordance with Section 2.1(b)(iii), under the AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Licensed Antigen-Binding Products in All Fields in the Xilio Territory during the Term (the foregoing license grant in this Section 2.1(b)(i) and the retained rights of AskGene in Section 2.1(b)(ii), collectively, the “Co-Exclusive IL-2 Rights”).

(ii)              Subject to the terms and conditions of this Agreement, AskGene hereby retains for itself a co-exclusive (with Xilio), nontransferable (except as permitted under Section 12.9 (Assignment)) right and license, with the limited right to license or sublicense in accordance with Section 2.1(b)(iii), under the AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Licensed Antigen-Binding Products in All Fields worldwide during the Term.

(iii)            Each Party hereby acknowledges and agrees that the term “coexclusive” as used in this Section 2.1(b) shall operate to exclude all other Persons, except for Xilio and AskGene. Except as expressly permitted in this Agreement, no rights under the Co-Exclusive IL-2 Rights shall be licensed or sublicensed by Xilio or AskGene to any Person. Notwithstanding the foregoing in this Section 2.1(b)(iii), Xilio may sublicense its rights under the Co-Exclusive IL-2 Rights, and AskGene may license or sublicense its rights under the Co-Exclusive IL-2 Rights, as follows:

(A)             only for a specific Licensed Antigen-Binding Product developed by such Party (and not, for clarity, for any Person to develop new Licensed Antigen-Binding Products), provided that the rights granted to the applicable Sublicensee must (1) only include rights under the AskGene Patent Rights as necessary to research, develop, manufacture, commercialize, and otherwise exploit such specific Licensed Antigen-Binding Product, and (2) include rights under other intellectual property Controlled by such Party with respect to such specific Licensed Antigen-Binding Product; or

(B)               to service providers and agents of such Party to perform activities on behalf of such Party.

(c)               Non-Exclusive License to New AskGene Patent Rights. Subject to the terms and conditions of this Agreement, to the extent a Licensed Product developed by or on behalf of Xilio [**], AskGene hereby grants to Xilio during the Term a non-exclusive, nontransferable (except as permitted under Section 12.9 (Assignment), royalty-free, fully paid up right and license, with the right to grant sublicenses through multiple tiers, for Licensed Non-Antigen Binding Products and, if Xilio exercises the Xilio Option within the Option Period, Option Antigen-Binding Products, under the New AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Licensed Products as follows:

(i)              Licensed Non-Antigen Binding Products in the Oncology Field in the Xilio Territory;

(ii)             Licensed Antigen-Binding Products in All Fields in the Xilio Territory;

(iii)            To the extent Xilio exercises the Xilio Option, Option Non-Antigen Binding Products in the Oncology Field in the Xilio Territory; and

(iv)            To the extent Xilio exercises the Xilio Option, Option Antigen-Binding Products in All Fields in the Xilio Territory.

(d)               Non-Exclusive License for Option IL-15 Products. Subject to the terms and conditions of this Agreement, AskGene hereby grants to Xilio a non-exclusive, nontransferable (except as permitted under Section 12.9 (Assignment)), royalty-free, fully paid up license under the AskGene Patent Rights to research (but not to engage in clinical development or to commercialize) Option IL-15 Products, including the right to manufacture Option IL-15 Products for research purposes, in the Xilio Territory during the period commencing upon the Effective Date and continuing until the second anniversary of the Effective Date. Xilio may sublicense its rights under the foregoing sentence to service providers and agents of Xilio to perform activities on its behalf.

2.2              Option Grant and Conditional License Grant to Xilio for Option IL-15 Products.

(a)               Exclusive Option for Option IL-15 Products. AskGene hereby grants to Xilio an exclusive option, exercisable during the Option Period, to obtain the license set forth in Section 2.2(b) under the AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Option IL-15 Products in the Xilio Territory (the “Xilio Option”). Xilio may exercise the Xilio Option by delivering written notice to AskGene thereof at any time during the Option Period. The date of delivery of such written notice (if any) shall be referred to herein as the “Xilio Option Exercise Date.” During the Option Period, AskGene will not, directly or indirectly, grant, purport to grant or agree to grant any license, option or other right to any Person under the AskGene Patent Rights to research, develop, manufacture, commercialize, or otherwise exploit any Option IL-15 Products anywhere in the Xilio Territory in a manner that would overlap or otherwise conflict with the Xilio Option or the license granted to Xilio upon its exercise of the Xilio Option.

(b)               Conditional License Grant to Xilio for Option IL-15 Products. Subject to the terms and conditions of this Agreement, effective only as of and after the Xilio Option Exercise Date:

(i)                 AskGene hereby grants to Xilio an exclusive (even as to AskGene), non-transferable (except as permitted under Section 12.9 (Assignment)), royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Option Non-Antigen Binding Products in the Oncology Field in the Xilio Territory during the Term.

(ii)              AskGene hereby grants to Xilio a co-exclusive (with AskGene), non-transferable (except as permitted under Section 12.9 (Assignment)), royalty-bearing right and license, with the limited right to grant sublicenses in accordance with Section 2.2(b)(iv), under the AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Option Antigen-Binding Products in All Fields in the Xilio Territory during the Term (the foregoing license grant in this Section 2.2(b)(ii) and the retained rights of AskGene in Section 2.2(b)(iii), collectively, the “Co-Exclusive IL-15 Rights”).

(iii)            AskGene hereby retains for itself a co-exclusive (with Xilio), nontransferable (except as permitted under Section 12.9 (Assignment)) right and license, with the limited right to license or sublicense in accordance with Section 2.2(b)(iv), under the AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Option Antigen-Binding Products in All Fields worldwide during the Term.

(iv)             Each Party hereby acknowledges and agrees that the term “coexclusive” as used in this Section 2.2(b) shall operate to exclude all other Persons, except for Xilio and AskGene. Except as expressly permitted in this Agreement, no rights under the Co-Exclusive IL-15 Rights shall be licensed or sublicensed by Xilio or AskGene to any Person. Notwithstanding the foregoing in this Section 2.2(b)(iv), Xilio may sublicense its rights under the Co-Exclusive IL-15 Rights, and AskGene may license or sublicense its rights under the Co-Exclusive IL-15 Rights, as follows:

(A)              only for a specific Option Antigen-Binding Product developed by such Party (and not, for clarity, for any Person to develop new Option Antigen-Binding Products), provided that the rights granted to the applicable Sublicensee must (1) only include rights under the AskGene Patent Rights as necessary to research, develop, manufacture, commercialize, and otherwise exploit such specific Option Antigen-Binding Product, and (2) include rights under other intellectual property Controlled by such Party with respect to such specific Option Antigen-Binding Product; or

(B)               to service providers and agents of such Party to perform activities on behalf of such Party.

2.3              Xilio License Grants to AskGene.

(a)               Non-Exclusive License to Xilio Patent Rights. Subject to the terms and conditions of this Agreement, Xilio hereby grants to AskGene during the Term a non-exclusive, worldwide, non-transferable (except as permitted under Section 12.9 (Assignment)), royalty-free, fully paid up license, with a limited right to grant sublicenses in accordance with Section 2.3(c), under the Xilio Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit (i) Non-Antigen Binding Products developed by AskGene in the Immunology Field and (ii) Antigen-Binding Products developed by AskGene in All Fields.

(b)               Non-Exclusive License to New Xilio Patent Rights. Subject to the terms and conditions of this Agreement, to the extent a Licensed Product developed by AskGene [**], Xilio hereby grants to AskGene a non-exclusive, worldwide, nontransferable (except as permitted under Section 12.9 (Assignment)), royalty-free, fully paid up license, with the limited right to sublicense in accordance with Section 2.3(c), under the New Xilio Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Licensed Products as follows:

(i)              Licensed Non-Antigen Binding Products in the Immunology Field;

(ii)             Licensed Antigen-Binding Products in All Fields;

(iii)            Option Non-Antigen Binding Products in the Immunology Field; and

(iv)            Option Antigen-Binding Products in All Fields.

(c)               Sublicensing. Except as expressly permitted in this Agreement, no rights under Section 2.3(a) or 2.3(b) shall be sublicensed by AskGene to any Person. AskGene may sublicense its rights under Section 2.3(a) or 2.3(b) as follows:

(i)                 unless AskGene has exercised the AskGene Option and the Parties have entered into an agreement embodying the Exclusive Immunology License, only for specific Licensed Products developed by AskGene (and not, for clarity, for any Person to develop new Licensed Products), provided that the rights granted to the applicable Sublicensee must (A) only include rights under the Xilio Patent Rights or New Xilio Patent Rights, as applicable, as necessary to research, develop, manufacture, commercialize, and otherwise exploit such specific Licensed Product, and (B) include rights under other intellectual property Controlled by Xilio respect to such specific Licensed Product;

(ii)              if AskGene has exercised the AskGene Option and the Parties have entered into an agreement embodying the Exclusive Immunology License, AskGene may sublicense its rights under Section 2.3(b) through multiple tiers for Licensed Products in the Immunology Field; or

(iii)            to service providers and agents of AskGene to perform activities on its behalf.

2.4              Option Grant to AskGene for Exclusive Immunology License.

(a)               Subject to the terms and conditions of this Agreement, Xilio hereby grants to AskGene an option, exercisable during the Option Period, to obtain the Exclusive Immunology License (the “AskGene Option”) in accordance with this Section 2.4. The “Exclusive Immunology License” means, collectively, the following rights:

(i)              an exclusive (even as to Xilio), worldwide, non-transferable, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the Xilio Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Non-Antigen Binding Products developed by AskGene in the Immunology Field during the Term; and

(ii)             a co-exclusive (with Xilio), worldwide, non-transferable, royalty-bearing license, with a limited right to grant sublicenses as necessary to research, develop, manufacture, commercialize, and otherwise exploit such Antigen-Binding Products, under the Xilio Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Antigen-Binding Products developed by AskGene in All Fields during the Term.

(b)               AskGene may exercise the AskGene Option by delivering written notice to Xilio thereof at any time during the Option Period. If AskGene exercises the AskGene Option as set forth herein, the Parties shall negotiate in good faith the terms of a license agreement providing for the Exclusive Immunology License, which shall include those set forth on Exhibit C and other commercially reasonable terms.

(c)               During the Option Period, Xilio will not, directly or indirectly, grant, purport to grant or agree to grant any license, option or other right to any Person under the Xilio Patent Rights to research, develop, manufacture, commercialize, or otherwise exploit applicable Licensed Products in a manner that would overlap or otherwise conflict with the AskGene Option or the Exclusive Immunology License.

2.5              Sublicenses. To the extent Licensee sublicenses (or, in the case of the Co-Exclusive IL-2 Rights or Co-Exclusive IL-15 Rights, Licensor licenses) any of its rights under Sections 2.1−2.4, (a) the applicable sublicense (or license) agreements shall be in writing, (b) such Party shall incorporate into the applicable sublicense agreements (i) terms and conditions sufficient to enable such Party to comply with this Agreement, (ii) the requirements under Section 5.1 as if the applicable sublicensee were a Party hereunder, and (iii) a restriction on the sublicensee (or licensee) from granting a further sublicense, unless sublicensing the applicable rights through multiple tiers is expressly permitted under this Agreement, and (c) to the extent such rights include any rights to commercialize any Licensed Product covered by such rights, such Party shall provide written notice and a copy of such sublicense (or license) agreement to the other Party.

2.6              No Implied Licenses. Except as expressly set forth in this Article 2, nothing in this Agreement shall be construed to confer any right or license upon either Party by implication, estoppel, or otherwise as to any Patent Rights, technology or other intellectual property of the other Party.

3.                  COMMERCIAL TERMS.

3.1              Rights and Responsibility for Development and Commercialization. Except to the extent otherwise agreed by the Parties with respect to manufacturing pursuant to Section 3.3(c), each Party shall have sole control of and decision-making authority for the research, development, manufacture, and commercialization of its own Licensed Products in its applicable territory at its sole cost and expense.

3.2              Diligence.

(a)           During the Term, Xilio shall use Commercially Reasonable Efforts to [**].

(b)           In the event Xilio exercises the Xilio Option, from and after the Xilio Option Exercise Date and continuing during the Term, Xilio shall use Commercially Reasonable Efforts to [**].

3.3              AskGene Opt-In Right in AskGene Territory.

(a)               Subject to the terms and conditions of this Agreement, Xilio hereby grants to AskGene an option, exercisable during the AskGene Opt-In Right Period (defined below), to obtain a license for the development and commercialization of each Xilio Licensed Product in the AskGene Territory as set forth in this Section 3.3 (such option, the “AskGene Opt-In Right”). AskGene may exercise the AskGene Opt-In Right with respect to a given Xilio Licensed Product by delivering written notice to Xilio thereof at any time during the AskGene Opt-In Right Period for such Xilio Licensed Product. The date of delivery of such written notice (if any) shall be referred to herein as the “AskGene Opt-In Right Exercise Date.”

(b)               If AskGene exercises the AskGene Opt-In Right with respect to a given Xilio Licensed Product, the Parties shall [**] following the AskGene Opt-In Right Exercise Date [**] to agree upon the terms of a regional license and collaboration agreement (each, a “Regional License Agreement”), which would include the key terms set forth on Exhibit D and other mutually agreeable legal and economic terms.

(c)               If AskGene exercises the AskGene Opt-In Right for a Licensed Product in the AskGene Territory, within [**] of the AskGene Opt-In Right Exercise Date, the Parties shall form a committee to be known as the Development and Production Committee to serve as the Parties’ forum to discuss and determine in good faith the applicable manufacturing and supply terms of the Regional License Agreement or a related Manufacturing and Supply Agreement between the Parties, as applicable, under which AskGene shall receive the supply of the applicable Xilio Licensed Product within the AskGene Territory. Such terms shall include, at a minimum (but subject to negotiation and refinement in such Regional License Agreement or related Manufacturing and Supply Agreement, as applicable) the terms set forth on Exhibit E. The Parties acknowledge and agree that they reserve further discussions of a detailed arrangement on manufacturing of any Xilio Licensed Product for the AskGene Territory for such negotiations in connection with the Regional License Agreement [**].

(d)               If AskGene does not exercise the AskGene Opt-In Right with respect to a given Xilio Licensed Product, effective from and after the expiration of the AskGene Opt-In Right Period for such Xilio Licensed Product, (i) AskGene hereby grants to Xilio an exclusive, nontransferable (except as permitted under Section 12.9 (Assignment)), royalty-free, fully paid up license, with the right to sublicense through multiple tiers, under the AskGene Patent Rights, itself or through Affiliates, licensees or Sublicensees, to research, develop, manufacture, commercialize, and otherwise exploit such Xilio Licensed Product in the AskGene Territory during the Term with no financial obligations to AskGene and (ii) the license granted under Section 2.1(c) with respect to such Xilio Licensed Product shall be deemed to include the AskGene Territory.

3.4              AskGene Non-Compete. During the Term, AskGene agrees that it will not, and it will ensure that its Affiliates do not, directly or indirectly, conduct, participate in or fund any development, manufacturing, commercialization or other exploitation of any Licensed Non-Antigen Binding Product or, during the Option Period and, if Xilio exercises the Xilio Option within the Option Period, thereafter, any Option Non-Antigen Binding Product in the Oncology Field in the Xilio Territory, or facilitate any of the foregoing (including, without limitation, through the grant of any right or license to any Person). If AskGene wishes to research, develop or manufacture for research and development purposes only any Non-Antigen Binding Product in the Oncology Field in the Xilio Territory, AskGene shall notify Xilio in writing, discuss with Xilio in advance and obtain Xilio’s prior written consent to such activities. For the avoidance of doubt, this Section 3.4 does not restrict AskGene’s express rights under this Agreement to commercialize and otherwise exploit Non-Antigen Binding Products developed by AskGene in All Fields in the AskGene Territory.

3.5              Right of First Negotiation for Excluded AskGene ECDs.

(a)               AskGene will notify Xilio in writing if, at any time during the Term, AskGene decides it wishes to grant a license to any Person under any New AskGene Patent Right that claims or Covers any Excluded AskGene ECD for the exploitation of:

(i)            any Licensed Non-Antigen Binding Products in any portion of the Oncology Field in any portion of the Xilio Territory;

(ii)           any Licensed Antigen-Binding Products in any portion of All Fields in any portion of the Xilio Territory;

(iii)          during the Option Period or, if Xilio exercises the Xilio Option, thereafter, any Option Non-Antigen Binding Products in the Oncology Field in any portion of the Xilio Territory; or

(iv)          during the Option Period or, if Xilio exercises the Xilio Option, thereafter, any Option Antigen-Binding Products in any portion of All Fields in any portion of the Xilio Territory.

(b)               If, within [**] of Xilio’s receipt of notice under Section 3.5(a), Xilio notifies AskGene in writing of its interest in obtaining such a license from AskGene. AskGene shall [**] with respect to the grant by AskGene to Xilio of a royalty-bearing license to such New AskGene Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Licensed Products, expressly including Excluded AskGene ECDs. In the event the Parties have not reached an agreement with respect thereto during the exclusive negotiation period set forth in the foregoing sentence, AskGene may negotiate with third parties regarding the grant of such a license and grant such a license to a third party; provided, however, that, for the avoidance of doubt, the process set forth in this Section 3.5 shall apply each time that AskGene decides it wishes to grant such a license.

(c)               AskGene will not, directly or indirectly, grant a license, option to license or other rights under any New AskGene Patent Right (other than to service providers and agents of AskGene to perform activities on its behalf), or negotiate with any Person with respect to the foregoing, without first complying with this Section 3.5.

3.6              Right of First Negotiation for Excluded Xilio ECDs.

(a)               Xilio will notify AskGene in writing if, at any time during the Term, Xilio decides it wishes to grant a license to any Person under any New Xilio Patent Right that claims or Covers any Excluded Xilio ECD for the exploitation of:

(i)                 any Non-Antigen Binding Products in any portion of the Immunology Field; or

(ii)              any Antigen-Binding Products in any portion of All Fields.

(b)               If, within [**] of AskGene’s receipt of notice under Section 3.6(a), AskGene notifies Xilio in writing of its interest in obtaining such a license from Xilio, Xilio shall [**] with respect to the grant by Xilio to AskGene of a royalty-bearing license to such New Xilio Patent Rights to research, develop, manufacture, commercialize, and otherwise exploit Licensed Products, expressly including Excluded Xilio ECDs. In the event the Parties have not reached an agreement with respect thereto during the exclusive negotiation period set forth in the foregoing sentence, Xilio may negotiate with third parties regarding the grant of such a license and grant such a license to a third party; provided, however, that, for the avoidance of doubt, the process set forth in this Section 3.6 shall apply each time that Xilio decides it wishes to grant such a license.

(c)               [**].

3.7              Limited Purpose Expansion of Licensed Product Definitions. The Parties acknowledge and agree that (a) the meanings of Licensed Product, Licensed Non-Antigen Binding Product, Option Non-Antigen Binding Product, Licensed Antigen-Binding Product and Option Antigen-Binding Products are expressly defined in Article 1, and (b) notwithstanding the definitions therein, solely for purposes of Section 3.4 (AskGene Non-Compete), Section 3.5 (Right of First Negotiation for Excluded AskGene ECDs) and Section 3.6 (Right of First Negotiation for Excluded Xilio ECDs), the meanings of Licensed Product, Licensed Non-Antigen Binding Product, Option Non-Antigen Binding Product, Licensed Antigen-Binding Product and Option Antigen-Binding Product shall expressly include Excluded AskGene ECDs and Excluded Xilio ECDs that are otherwise excluded from such definitions.

4.                  PAYMENTS.

4.1              Upfront Payment. Within [**] after the Execution Date, Xilio shall pay to AskGene six million U.S. dollars ($6,000,000) as a non-refundable up-front license fee, less any amounts paid by Xilio to AskGene under paragraph 10 of the Binding Term Sheet which are creditable against such up-front license fee. The Parties acknowledge and agree that, as of the Execution Date, Xilio has paid $[**] in creditable amounts under paragraph 10 of the Binding Term Sheet and, therefore, Xilio is obligated to pay $[**] under the foregoing sentence.

4.2              Xilio Option Exercise Payment. In the event Xilio exercises the Xilio Option, within [**] after the Xilio Option Exercise Date, Xilio shall pay to AskGene an option exercise license fee of four million U.S. dollars ($4,000,000).

4.3              Regulatory Milestone Payments. Following achievement of a milestone event set forth in this Section 4.3 by each distinct Xilio Licensed Product that would [**] (each, a “Milestone Event”), Xilio shall pay to AskGene the corresponding milestone payment set forth in the table below in this Section 4.3 (each, a “Milestone Payment”) in accordance with Section 4.6. Notwithstanding anything to the contrary, each Milestone Payment shall be payable only once for the achievement of the applicable Milestone Event for each distinct Xilio Licensed Product. For the avoidance of doubt, two Xilio Licensed Products shall only be distinct Xilio Licensed Products eligible for a subsequent Milestone Payment under this Section 4.3 if the Xilio Licensed Products each require a separate NDA/BLA Approval or MAA Approval, unless such separate NDA/BLA Approval or MAA Approval is (a) [**], or (b) [**].

Milestone Event Milestone		Payment
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

4.4              Royalty Payments.

(a)               Royalties. Subject to the terms and conditions of this Agreement (including applicable reductions under this Section 4.4), during the Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis, Xilio shall pay to AskGene a royalty based on Net Sales by Xilio, its Affiliates, or its Sublicensees of Licensed IL-2 Products or, if Xilio exercises the Xilio Option, Option IL-15 Products, as applicable, that would[**] in the applicable country of sale in the Xilio Territory at the royalty rate set forth in the table below in this Section 4.4(a) (as adjusted by the other terms of this Section 4.4, each, a “Royalty”), in accordance with Section 4.6.

Licensed Product	Royalty Rate
(i) Licensed IL-2 Products	[**]	%
(ii) Option IL-15 Products	[**]	%

(b)               Royalty Reductions.

(i)                 Reduction for Biosimilar Competition. On a Licensed Product-by-Licensed Product and country-by-country basis, any royalty due pursuant to Section 4.4(a) (Royalties) will be automatically reduced by [**] percent ([**]%) upon the First Commercial Sale of a Biosimilar Product with respect to such Licensed Product in such country and thereafter.

(ii)              Reduction for Third Party Patent Rights. If, during the Term, Xilio receives a license under Patent Rights Controlled by a third party that would, but for such license, be infringed by the making, using, or selling of a Licensed Product, then Xilio will be entitled to offset [**] percent ([**]%) of the amounts paid to such third party in consideration of such license under such third party Patent Rights (and related know-how, if applicable) against any royalty due pursuant to Section 4.4(a) (Royalties) with respect to such Licensed Product.

(iii)            Aggregate Royalty Floor. Notwithstanding the royalty reductions set forth above in this Section 4.4(b) (Royalty Reductions), in no event shall any (or all) of the permitted reductions to royalties provided in this Section 4.4(b) (Royalty Reductions) in the aggregate reduce the royalties owed by Xilio under this Section 4.4 by more than [**] percent ([**]%) of the royalty otherwise payable to AskGene for a given Licensed Product in a given country.

(c)               [**] will be due because any Licensed Product is covered by more than one Valid Claim of the AskGene Patent Rights. In such case, Licensee shall pay [**] at the applicable rate pursuant to Section 4.4(a), as adjusted pursuant to Section 4.4(b), as applicable.

(d)               No Valid Claim. For any period of time during the Term in which there is no Valid Claim covering a given Licensed Product in a given country, no Royalty shall be payable under Section 4.4(a) (Royalties) with respect to Net Sales of such Licensed Product in such country.

4.5              Taxes. If Xilio is required by Law to withhold Taxes in connection with any sums payable to AskGene under this Agreement, Xilio shall be entitled to deduct and withhold that amount from the payment it otherwise would have made to AskGene under this Agreement. Any such amounts that are properly withheld and paid over to the applicable taxing authority will be treated for all purposes of this Agreement as having been paid to AskGene.

4.6              Payment Terms.

(a)           Quarterly Payments. Unless otherwise specified in this Article 4, all amounts which become payable by Xilio to AskGene hereunder in a given Calendar Quarter shall be paid within [**] following each Calendar Quarter.

(b)           Method of Payment. All payments under this Agreement by Xilio to AskGene shall be made by wire transfer or as the Parties otherwise agree in writing.

(c)           Payment in U.S. Dollars; Currency Exchange. Xilio shall make all payments hereunder in U.S. dollars. For the purpose of converting the local currency in which any Net Sales arise in a given month into U.S. dollars, the rate of exchange shall be the exchange rate between each currency of origin and U.S. dollars as reported by The Wall Street Journal, Western Edition, under the heading “Currency Trading,” on the last business day of such month.

(d)           Setoff. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Xilio is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off, apply or recoup any liability it owes to AskGene (including, without limitation, any payment obligation under this Article 4) against any liability for which Xilio determines in good faith AskGene is liable to Xilio (including, without limitation, any payment obligation under the agreement embodying the Exclusive Immunology License, any Regional License Agreement or related Manufacturing and Supply Agreement), whether such liability is liquidated or unliquidated. Xilio agrees to promptly notify AskGene after any such setoff, application or recoupment, provided, however, that the failure to give such notice shall not affect the validity of such setoff, application or recoupment.

5.                  RECORDS AND AUDIT.

5.1              Records. Each Party shall maintain complete and accurate records as reasonably necessary to make any reports required hereunder, to confirm such Party’s compliance with the terms hereof and, in the case of Xilio, for the calculation of payments based on Net Sales to be made to AskGene hereunder, to prepare the Quarterly Reports to be provided to AskGene hereunder, and to verify the determination of all amounts payable hereunder, and such Party shall retain such records for at least [**] following the creation thereof or such minimum time as required by Law or a taxing or regulatory Governmental Authority.

5.2         Contents of Quarterly Reports. Xilio shall notify AskGene in writing promptly upon the First Commercial Sale of each Xilio Licensed Product in each country in which Xilio elects to pursue commercialization. Commencing upon the First Commercial Sale of any Xilio Licensed Product, within [**] after each subsequent Calendar Quarter during the Term, Xilio shall provide AskGene with a written report for such Calendar Quarter (each such report, a “Quarterly Report”) showing, on a country-by-country and Licensed Product-by-Licensed Product basis, according to the volume of units of such Licensed Product sold in each such country (by SKU) during the relevant reporting period:

[**].

5.3          Audit.

(a)               At the reasonable request, and sole expense, of AskGene within [**] after the applicable Calendar Quarter with respect to which a Quarterly Report is delivered hereunder, Xilio shall permit a qualified independent certified public accountant designated by AskGene and reasonably acceptable to Licensee (the “Auditor”) to access Xilio’s applicable records maintained pursuant to Section 5.1 upon reasonable (but not less than [**]) prior written notice to Xilio, solely for the purpose of verifying the information in such Quarterly Report in relation to Royalty payments. The Auditor must conduct such audit during Xilio’s normal business hours in a manner designed to minimize disruption of Xilio’s normal business operations and complete such audit within a reasonable period of time after commencing such audit. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be deemed Xilio’s Confidential Information and will be subject to the Auditor’s entry, prior to conducting the audit, into a written agreement with Xilio containing confidentiality and restricted use obligations at least as restrictive as those set out in Article 8. AskGene may not exercise this right more than [**] period (except that AskGene may conduct a [**] audit in such [**] period if AskGene has reasonable grounds to suspect a material breach of this Agreement by Xilio of its reporting and payment obligations), and the Auditor may only disclose to AskGene information limited to the accuracy of the audited Quarterly Report and any deficiency in the Royalty payment made, or any overpayment, and no other information or materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit. AskGene shall not compensate the Auditor (in whole or in part) contingent on the outcome of the audit.

(b)               AskGene shall provide to Xilio a copy of the Auditor’s audit report within [**] of AskGene’s receipt of the final report. If such report shows that payments made by Xilio are deficient, subject to Section 4.5 and Section 4.6, Xilio shall pay AskGene the deficient amount within [**] after Xilio’s receipt of the audit report, except to the extent that Xilio disputes such deficiency in good faith (in which event Xilio may withhold payment of such disputed amount subject to resolution of such dispute). If the report shows that payments made by Xilio were in excess of the required payment, AskGene shall promptly pay to Xilio the excess amount at the time it provides the copy of the Auditor’s audit report to Xilio. If the Auditor’s audit report shows that payments made by Xilio are deficient by more than [**] percent ([**]%) of the amount due for the audited period, Xilio shall promptly reimburse AskGene for its reasonable, documented out-of-pocket costs of such audit.

(c)               The failure of AskGene to request an audit or verification of any Quarterly Report during the [**] period after its receipt of such Quarterly Report is deemed acceptance by AskGene of the accuracy of such Quarterly Report and the payments made by Xilio in accordance with such Quarterly Report and, thereafter, AskGene’s audit rights under this Section 5.3 shall no longer apply with respect to such Quarterly Report, the payments made by Xilio in accordance with such Quarterly Report and any facts or circumstances to which such Quarterly Report and payments relate.

6.                  PATENT PROSECUTION AND MAINTENANCE.

6.1          AskGene Patent Rights.

(a)               IP Committee. The Parties will form a committee comprised of representatives of each Party with the requisite expertise in matters involving Patent Rights (the “IP Committee”), which will meet at least [**] (or such other frequency as the Parties mutually agree in writing) to discuss the strategy for, review, and oversee the prosecution, maintenance and enforcement of the AskGene Patent Rights.

(b)               Responsibility. AskGene shall (i) be solely responsible for the preparation, filing, prosecution, and maintenance of the AskGene Patent Rights at its sole cost and expense; (ii) keep Xilio reasonably informed of the preparation, filing, prosecution, maintenance, and defense of the AskGene Patent Rights and provide Xilio with a meaningful opportunity to review and comment thereon; (iii) furnish Xilio with copies of draft documents relating to prosecution and maintenance of any AskGene Patent Rights at least [**] prior to filing with any patent office or such lesser time as may be required and as agreed upon by the Parties, and to the extent reasonably practicable without missing a deadline for filing with such patent office; and (iv) consider in good faith any comments from Xilio regarding such proposed filings.

(c)               Abandonment. In the event AskGene desires to abandon any of the AskGene Patent Rights, AskGene shall provide Xilio with prior written notice at least [**] in advance of the due date of any payment or other action that is required to prosecute and maintain such AskGene Patent Right. Following delivery of such notice, Xilio shall have the right, but not the obligation, to assume prosecution or maintenance of such AskGene Patent Right at its own expense by delivering written notice to AskGene within [**] of Xilio’s receipt of notice pursuant to the foregoing sentence or such lesser time based on the date an AskGene Patent Right would become abandoned. In the event Xilio so elects to assume such patent prosecution or maintenance, (i) AskGene shall promptly and reasonably cooperate to enable Xilio to assume (in advance of the due date of any payment or other action that is required to prosecute and maintain such AskGene Patent Right) and maintain control of such patent prosecution or maintenance and to prepare, file, prosecute, and maintain the relevant AskGene Patent Rights in AskGene’s name and (ii) [**] shall be due and owing by Xilio to AskGene under Article 4 with respect to any Licensed Product in any country that is solely covered by such AskGene Patent Right.

6.2          New AskGene Patent Rights. AskGene shall be solely responsible for, and make all decisions concerning, the preparation, filing, prosecution, and maintenance of New AskGene Patent Rights.

6.3          Xilio Patent Rights and New Xilio Patent Rights. Xilio shall be solely responsible for, and make all decisions concerning, the preparation, filing, prosecution, and maintenance of Xilio Patent Rights and New Xilio Patent Rights, except to the extent otherwise set forth in an agreement embodying the Exclusive Immunology License as set forth in this Section 6.3, if and when AskGene exercises the AskGene Option. In the event that AskGene exercises the AskGene Option, the terms negotiated by the Parties with respect to the Exclusive Immunology License shall include the following terms: Xilio would: (i) [**] for the preparation, filing, prosecution, and maintenance of the Xilio Patent Rights at its sole cost and expense; (ii) keep AskGene reasonably informed of the preparation, filing, prosecution, maintenance, and defense of the Xilio Patent Rights and provide AskGene with a meaningful opportunity to review and comment thereon; (iii) furnish AskGene with copies of draft documents relating to prosecution and maintenance of any Xilio Patent Rights at least [**] prior to filing with any patent office or such lesser time as may be required and as agreed upon by the Parties, and to the extent reasonably practicable without missing a deadline for filing with such patent office; and (iv) consider in good faith any comments from AskGene regarding such proposed filings.

7.                  ENFORCEMENT OF LICENSED PATENT RIGHTS.

7.1          Notice of Infringement or Third Party Claims. If either Party becomes aware of (a) any suspected infringement by any third party of any AskGene Patent Right as a result of the research, development, manufacture, commercialization, or other exploitation of any product (“Competitive Infringement”); or (b) any claim by any third party that any AskGene Patent Right is invalid or unenforceable, such Party shall promptly notify the other Party in writing and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

7.2          Xilio’s First Right to Bring Competitive Infringement Action. Xilio shall have the first right, but not the obligation, to initiate an infringement, misappropriation or other appropriate lawful action against any third party (a “Competitive Infringement Action”) as to any Competitive Infringement in the Oncology Field in the Xilio Territory related to Licensed Non-Antigen Binding Products or, if Xilio has exercised the Xilio Option, Option Non-Antigen Binding Products. AskGene will have the right, but not the obligation, to initiate a Competitive Infringement Action against such Competitive Infringement, if Xilio does not initiate a Competitive Infringement Action within [**] of becoming aware of such Competitive Infringement or such shorter period as may be necessary to bring and maintain such action without loss of rights.

7.3          Right to Bring Action or Defend. Except as set forth in Section 7.2, AskGene shall have the exclusive right to bring an infringement action to enforce any AskGene Patent Rights, defend any declaratory judgment action concerning any AskGene Patent Rights, and take any other lawful action reasonably necessary to protect, enforce, or defend any AskGene Patent Rights, and control the conduct thereof. Without limiting the foregoing, AskGene shall initiate a Competitive Infringement Action as to any suspected infringement by any third party of any AskGene Patent Right as a result of the research, development, manufacture, commercialization, or other exploitation of any product, unless Xilio has the first right to initiate such a Competitive Infringement Action under Section 7.2. In the event that (a) AskGene does not initiate such a Competitive Infringement Action within [**] of becoming aware of such suspected infringement or such shorter period as may be necessary to bring and maintain such action without loss of rights, and (b) such suspected infringement relates to a product in the Oncology Field that, but for the exclusion of Excluded Xilio ECDs from the definition thereof, would otherwise constitute a Licensed Non-Antigen Binding Product or, if Xilio has exercised the Xilio Option, a Option Non-Antigen Binding Product, then Xilio shall have the right, but not the obligation, to initiate a Competitive Infringement Action as to such infringement.

7.4          Cooperation, Recovery, and Settlement. In the event a Party brings and controls the enforcement or defense of any AskGene Patent Rights in accordance with Section 7.2 or Section 7.3:

(a)               such Party shall keep the other Party reasonably informed of the status of such enforcement or defense and such other Party shall be entitled to be represented by counsel in connection with such action at its own expense;

(b)               the other Party shall provide all reasonable cooperation and assistance, at the enforcing Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing, if a court of competent jurisdiction determines such Party is an indispensable party or as otherwise reasonably requested by the initiating Party;

(c)               Xilio shall have the [**] to grant a license or sublicense under the Licensed Patent Rights to any alleged infringer in the Oncology Field in the Xilio Territory, with the understanding that such license shall comply with and incorporate the material terms of this Agreement to the extent set forth in Section 2.5;

(d)               any recovery, damages, or settlement derived from such suit, action, or other proceeding will be applied first in satisfaction of any costs and expenses, including attorneys’ fees, of the Parties incurred in connection with such suit, action or other proceeding, [**] and, if applicable, the Party receiving such proceeds shall pay the other Party such royalties that would be owed if such remaining amounts of such proceeds were obtained from the sale of a Licensed Product; and

(e)               such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, following receipt of the prior written approval of the other Party, which shall not be unreasonably withheld or delayed, and no settlement shall be entered into that adversely affects the rights of the other Party without the other Party’s prior written consent.

7.5         AskGene Option. In the event that AskGene exercises the AskGene Option, the terms related to the enforcement and defense of Xilio Patent Rights with respect to the Exclusive Immunology License shall include those set forth on Exhibit C.

8.                  CONFIDENTIALITY.

8.1        Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement and the activities contemplated hereby (including activities in connection with the Binding Term Sheet and negotiation thereof), it may gain or may have gained access to Confidential Information of the other Party (the “Disclosing Party”). The Receiving Party shall:

(a)         use reasonable efforts, at least as protective as the efforts it uses with respect to its own confidential information of similar nature and sensitivity, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby;

(b)         not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement;

(c)        not reverse engineer any Confidential Information disclosed to the Receiving Party, nor may the Receiving Party remove any labels related to confidentiality, patents, trademarks or copyrights from any Confidential Information that is received from Disclosing Party; and

(d)        maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)        have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii)       have been apprised of this restriction; and

(iii)     are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Article 8, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Article 8.

8.2          Exceptions.

(a)         If the Receiving Party is required by Law, legal process, any Governmental Authority or the rules of a securities exchange to disclose any Confidential Information, the Receiving Party shall:

(i)       provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order, narrow the scope of disclosure or pursue another appropriate remedy or waive its rights under this Article 8;

(ii)       reasonably cooperate as reasonably requested by the Disclosing Party to seek a protective order, narrow the scope of disclosure or pursue another appropriate remedy; and

(iii)      disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under this Article 8, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that the Confidential Information will be afforded confidential treatment.

(b)             Nothing contained in this Agreement shall restrict either Party or any of its Affiliates with respect to any disclosure of, or with respect to, this Agreement (i) in compliance with any securities laws (including the Securities Act and the Exchange Act), the rules and regulations of the Securities and Exchange Commission, the rules of any securities exchange on which any securities of such Party or any of its Affiliates are listed, or the Law of any state or other jurisdiction applicable to such Party or any of its Affiliates, provided that Receiving Party has complied with the terms of Section 8.2(a) to the extent permitted by Law or (ii) pursuant to the terms of a commercially reasonable, written non-disclosure agreement, to any Sublicensee, source of debt or equity financing, acquiror, or joint venturer of such Party, in each case, whether actual or prospective.

8.3          No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed. The foregoing in this Section 8.3 shall not restrict either Party or any of its Affiliates from (a) complying with any securities laws (including the Securities Act and the Exchange Act), the rules and regulations of the Securities and Exchange Commission, the rules of any securities exchange on which any securities of any Party or any of its Affiliates are listed, or the Law of any state or other jurisdiction applicable to any Party or any of its Affiliates, or (b) making any factual disclosure of or with respect to this Agreement, pursuant to the terms of a commercially reasonable, written non-disclosure agreement, to any Sublicensee, source of debt or equity financing, acquiror, or joint venturer of such Party, in each case, whether actual or potential or prospective.

8.4          Publications. During the Term, Licensee shall provide Licensor with a copy of any article, abstract or presentation that Licensee wishes to publish or present publicly relating to Licensed Products Covered by Patent Rights of Licensor no less than [**] before the intended submission for publication of an article and no less than [**] before the intended submission for publication of an abstract or presentation. Licensor shall have [**] from receipt of any publication or [**] from receipt of any abstract or presentation in which to notify Licensee in writing of any objections to the publication or presentation thereof, including any request to remove Confidential Information of Licensor, block publication or public disclosure of trade secrets, or delay publication based upon the need to seek patent protection. If Licensor makes any such request or objection in writing within the period set forth in the foregoing sentence, Licensee shall reasonably and in good faith consider such requests or objections, and, in any case, shall (a) delete from the proposed publication or presentation any Confidential Information of Licensor, and (b) if requested by Licensor based on its reasonable determination that such disclosure will result in a loss or reduction of patent protection, delay the date of submission for such publication or the date of such presentation for a reasonable period of time as agreed by the Parties, and in no event for less than [**], to permit the applicable Party to seek appropriate patent protection for the material disclosed in such publication or presentation.

9.                  REPRESENTATIONS AND WARRANTIES.

9.1          Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)            it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)            it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement, to grant the rights it grants or purports to grant hereunder and to perform its obligations hereunder;

(c)            the execution, delivery and performance of this Agreement by such Party does not conflict with, or create a breach or default under, any agreement, instrument, understanding, or internal governance document, oral or written, to which it is a party or by which it is bound, nor violate any applicable Laws;

(d)            the execution of this Agreement by its representative whose signature is set forth on the signature pages hereof has been duly authorized by all necessary corporate or organizational action of the Party and no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority, under any applicable Laws in effect as of the Effective Date, is necessary in connection with the execution and delivery of this Agreement, or for the performance by such Party of its obligations under this Agreement, except for any such consent or approval obtained prior to the Effective Date; and

(e)            when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Law, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief (regardless of whether enforceability is considered in a proceeding in equity or at Law).

9.2          AskGene’s Representations and Warranties. AskGene represents and warrants to Xilio that, as of the Effective Date:

(a)              it is the sole and exclusive owner of the entire right, title, and interest in and to the AskGene Patent Rights and such sole and exclusive ownership is supported by all applicable inventor assignments duly executed and recorded with the United States Patent and Trademark Office or applicable foreign patent office;

(b)           it has the lawful right to grant the license under the AskGene Patent Rights granted to Xilio hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the AskGene Patent Rights that conflicts with the rights and licenses granted to Xilio hereunder; and

(c)           there is no settled, pending, or to its knowledge threatened litigation, claim, or proceeding alleging that any AskGene Patent Right is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office) and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding.

9.3          Xilio’s Representations and Warranties. Xilio represents and warrants to AskGene that, as of the Effective Date:

(a)           it is the sole and exclusive owner of the entire right, title, and interest in and to the Xilio Patent Rights and such sole and exclusive ownership is supported by all applicable inventor assignments duly executed and recorded with the United States Patent and Trademark Office or applicable foreign patent office;

(b)           it has the lawful right to grant the license under the Xilio Patent Rights granted to AskGene hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Xilio Patent Rights that conflicts with the rights and licenses granted to AskGene hereunder; and

(c)           there is no settled, pending, or to its knowledge threatened litigation, claim, or proceeding alleging that any Xilio Patent Right is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office) and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding.

9.4         Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 9.1, 9.2 AND 9.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS ISSUED OR PENDING, OR WITH RESPECT TO THE OUTCOME OR RESULTS OF ANY ACTIVITIES TO BE PERFORMED UNDER THIS AGREEMENT, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

9.5          Exclusion of Consequential Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT TO THE EXTENT ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER ARTICLE 10, WILLFUL MISCONDUCT OR BREACH OF ARTICLE 8, IN NO EVENT SHALL EITHER PARTY OR ITS DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, ENHANCED OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), INCLUDING BASED ON ECONOMIC DAMAGES OR LOST PROFITS, REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.              INDEMNIFICATION; LIABILITIES.

10.1         Indemnification by Xilio. Xilio shall indemnify, defend, and hold harmless AskGene and its Representatives and subcontractors (each, an “AskGene Indemnitee”) against all Losses arising out of or resulting from any third party claim, suit, action, or proceeding (each an “Action”) arising out of or resulting from (a) any breach by Xilio of any representation, warranty, covenant, or obligation under this Agreement or, prior to the Execution Date, the Binding Term Sheet, (b) gross negligence, willful omission, or willful misconduct of any Xilio Indemnitee, (c) any violation of Law by Xilio in performing its obligations under this Agreement or, prior to the Execution Date, the Binding Term Sheet, or (d) any development, manufacture, or commercialization of any Licensed Product by or on behalf of Xilio or its Affiliates, licensees, and Sublicensees (excluding AskGene), including product liability claims, except, in each case, to the extent such Action arises out of or results from a circumstance or event described in Section 10.2(a)-(d).

10.2         Indemnification by AskGene. AskGene shall indemnify, defend, and hold harmless Xilio and its Representatives and subcontractors (each, an “Xilio Indemnitee”) against all Losses arising out of or resulting from any Action arising out of or resulting from (a) any breach by AskGene of any representation, warranty, covenant, or obligation under this Agreement or, prior to the Execution Date, the Binding Term Sheet, (b) gross negligence, willful omission, or willful misconduct of any AskGene Indemnitee, (c) any violation of Law by AskGene in performing its obligations under this Agreement or, prior to the Execution Date, the Binding Term Sheet, or (d) any development, manufacture, or commercialization of any Licensed Product by or on behalf of AskGene or its Affiliates, licensees, and Sublicensees (excluding Xilio), including product liability claims, except, in each case, to the extent such Action arises out of or results from a circumstance or event described in Section 10.1(a)-(d).

10.3         Indemnification Procedure. A Person seeking indemnification under this Article 10 shall promptly notify the indemnifying Party in writing of the applicable Action and cooperate, at indemnifying Party’s sole cost and expense, as reasonably requested by the indemnifying Party in relation thereto. The indemnifying Party shall immediately take control of the defense and investigation of such Action and shall employ counsel reasonably acceptable to the indemnified Person to handle and defend the same, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any such Action without the indemnified Person’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. The indemnified Person’s failure to perform any obligations under this Section 10.3 shall not relieve the indemnifying Party of its obligations under this Article 10, except to the extent the indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified Person may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

10.4         Insurance. Licensee shall, beginning with the initiation of any clinical development by or on behalf of Licensee or its Affiliates of a Licensed Product Covered by a Licensed Patent Right and continuing thereafter during the Term, maintain a products liability insurance policy, with a per occurrence limit of at least [**] dollars ($[**]) and an aggregate limit of at least [**] dollars ($[**]). Upon either Party’s request, the other Party shall furnish to the requesting Party certificates for all insurance obtained as required under this Section 10.4. Licensee shall provide the other Party with [**] prior written notice of all cancellation, non-renewal or material changes to the insurance policy required under this Section 10.4; provided, that, for clarity, at all times each Party must comply with the foregoing insurance minimums. The minimum level of insurance set forth herein shall not be construed to create a limit on a Party’s liability hereunder.

11.              TERM AND TERMINATION.

11.1        Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 11.2, will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”).

11.2        Termination.

(a)               Termination for Material Breach. Either Party may terminate this Agreement upon written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such material breach within [**] after receiving written notice thereof. If, during such cure period, either Party initiates a dispute resolution procedure in accordance with Section 12.14 regarding the material breach for which termination is being sought, then such cure period will be tolled during the pendency of such dispute resolution procedure.

(b)               Termination for Bankruptcy. Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

11.3        Effects of Expiration or Termination.

(a)               In the event of termination or expiration in its entirety of this Agreement, all rights and obligations of the Parties shall terminate, except as expressly provided in Section 11.4. Without limiting the generality of the foregoing, upon termination of this Agreement by either Party, all rights and licenses granted to Licensee under this Agreement (including Article 2 (Grant of Rights)) shall terminate, all rights in, to and under the applicable Licensed Patent Rights will revert to Licensor, and Licensee shall not have any right under this Agreement (including Article 2 (Grant of Rights)) to practice the applicable Licensed Patent Rights.

(b)              Upon expiration of the Term with respect to a Licensed Product in a given country, all licenses granted to Licensee under Article 2 (Grant of Rights) with respect to such Licensed Product in such country shall become perpetual, irrevocable, fully paid up and royalty-free.

(c)              On any termination or expiration in its entirety of this Agreement, the Receiving Party shall (i) return to the Disclosing Party all documents and tangible materials (and any copies) containing the Disclosing Party’s Confidential Information; (ii) permanently erase the Disclosing Party’s Confidential Information from its computer systems; and (iii) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 11.3(c). Notwithstanding the foregoing, the Receiving Party may retain (x) one copy of the Disclosing Party’s Confidential Information to the extent reasonably necessary for compliance with the terms of this Agreement or applicable Laws, provided such copy is maintained in a secure location and remains subject to the terms of Article 8, and (y) data or records in electronic form containing Confidential Information for the purposes of backup, recovery, contingency planning, or business continuity planning, so long as such data or records, to the extent not permanently deleted or overwritten in the ordinary course of business, are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning, or business continuity purposes.

11.4         Survival. The rights and obligations of the Parties set forth in this Section 11.4 and Article 1 (Definitions); Article 8 (Confidentiality); Article 9 (Representations And Warranties); Article 10 (Indemnification; Liabilities), other than Section 10.4 (Insurance); with respect to any payment obligation accruing prior to expiration or termination of this Agreement, Section 4.5 (Taxes) and Section 4.6 (Payment Terms); Section 11.3 (Effects of Expiration or Termination); and Article 12 (Miscellaneous), other than Section 12.10 (Marking of Licensed Products); and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context, is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation that accrued hereunder prior to the effective date of termination or expiration of this Agreement, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement.

12.           MISCELLANEOUS.

12.1         Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (11 U.S.C. § 365(n)) (the “Bankruptcy Code”). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to this Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a)             subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor’s rejection of this Agreement; and

(b)             Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

12.2         Further Assurances. Each Party shall, and shall cause their respective Representatives to, upon the reasonable request of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

12.3         Recordation of License. If recordation of this Agreement or any part of it with a Governmental Authority is necessary for Licensee to fully enjoy the rights, privileges, and benefits of this Agreement, Licensor shall, promptly upon becoming aware of such requirement and at its own expense, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such Governmental Authority.

12.4        Parties’ Relationship. Nothing contained in this Agreement is to be construed to constitute the Parties as partners or joint venturers of each other, or to constitute the employees, agents or representatives of either Party as the employees, agents or representatives of the other Party, it being intended that the relationship between the Parties shall at all times be that of independent contractors. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party; or to bind the other Party to any contract, agreement or undertaking with any third party.

12.5         Notices. All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or such other address for a Party as may be specified in a notice given in accordance with this Section 12.5):

If to AskGene:                     AskGene Pharma, Inc.
5217 Verdugo Way, Suite A
Camarillo, CA 93012
Attention: Jian-Feng (Jeff) Lu

If to Xilio:                           Xilio Development, Inc.
828 Winter Street
Waltham, MA 02451
Attention: Legal Department

with copies (which shall not constitute notice) to:

Proskauer Rose LLP
One International Place
Boston, MA 02110-2600
Attention: Fangli Chen Ph.D.

Notices sent in accordance with this Section 12.5 will be deemed effective: (a) when received or delivered by hand (with written confirmation of receipt); (b) when received according to such courier’s tracking systems, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the fourth (4th) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

12.6         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” has the inclusive meaning represented by the phrase “and/or”; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; and (a) “U.S. dollars,” “dollars” or “$” shall each mean the lawful currency of the United States. Unless the context otherwise requires, references herein to: (x) Sections and Exhibits refer to the Sections of and Exhibits attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

12.7         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.8         Entire Agreement. This Agreement, together with all Exhibits and any other documents incorporated herein by reference, constitutes the sole and entire agreement of Xilio, Parent and AskGene with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements between or among Xilio, Parent and AskGene, both written and oral, with respect to such subject matter, including the Binding Term Sheet and the Confidential Disclosure Agreement, dated as of [**], by and between the Parties. In the event of any conflict between the terms and provisions of this Agreement and those of any Exhibit or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Exhibits; (b) second, the Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

12.9         Assignment. Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that a Party may assign this Agreement in its entirety, without the other Party’s consent but with written notice to the other Party, within [**] thereafter to its Affiliate or a third party that, in either case, acquires all of the Patent Rights of such Party to which this Agreement relates, whether by assignment, merger, change of control, sale of assets or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assigns.

12.10       Marking of Licensed Products. Licensee shall comply with the patent marking provisions of 35 U.S.C. § 287(a) to the extent applicable to its exercise of rights hereunder, which may include marking all Licensed Products that are manufactured or sold under this Agreement with the word “patent” or the abbreviation “pat.” and either the relevant Licensed Patent Rights or a web address that is freely accessible to the public and that lists the relevant Licensed Patent Rights.

12.11       No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement, except for applicable rights to indemnification of the Xilio Indemnitees and AskGene Indemnitees under Article 10.

12.12       Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.13       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.14       Dispute Resolution.

(a)              Dispute Resolution Procedures. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, including, without limitation, the breach, termination, or enforceability thereof, or any non-contractual issues relating to this Agreement or any rights or obligations hereunder (each, a “Dispute”), the Dispute shall be resolved in accordance with this Section 12.14. Any Dispute shall first be referred to the Chief Executive Officer (or their designee), in the case of Xilio, and the Chief Executive Officer (or their designee), in the case of AskGene (collectively, the “Executive Officers”), who shall confer in good faith on the resolution of the Dispute. If the Executive Officers are not able to agree on the resolution of a Dispute in writing within [**] (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, the following shall apply:

(i)              If such Dispute is with respect to the validity, scope, enforceability, inventorship or ownership of any Patent Right or other intellectual property right (“IP Dispute”), then, if a Party wishes to pursue further resolution of such IP Dispute, an action, claim, or proceeding to resolve such IP Dispute may be brought by either Party in any court of competent jurisdiction or before any appropriate Governmental Authority (including any applicable patent office) in any country or jurisdiction in which such intellectual property rights apply.

(ii)             If such Dispute is not an IP Dispute, then, a suit, action, claim, or proceeding to resolve such Dispute may be brought by either Party in accordance with Section 12.15(b).

(b)              Equitable Relief. Notwithstanding anything herein to the contrary, each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages may not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party may seek equitable relief, including in the form of a temporary restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court of competent jurisdiction before or after the initiation of dispute resolution as otherwise set forth in Section 12.14(a), and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary. This Section 12.14(b) shall be specifically enforceable.

(c)              Statute of Limitations. Except as otherwise determined by a court or other Governmental Authority of competent jurisdiction, any statute of limitations applicable to a claim comprising part of a Dispute will be tolled upon initiation of the dispute resolution procedures under this Section 12.14 and will remain tolled until the Dispute is resolved in accordance herewith; provided, however, that tolling will cease if the Party against which the statute of limitations would be applied fails to observe the procedures set forth in this Section 12.14, except for the seeking of temporary restraining orders or injunctions.

12.15       Governing Law; Submission to Jurisdiction.

(a)              Governing Law. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

(b)              Submission to Jurisdiction. Subject to Section 12.14 (including with respect to IP Disputes), any legal suit, action, claim or proceeding with respect to any Dispute must be instituted exclusively in the federal courts of the United States with jurisdiction over the State of Delaware or the courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s notice address in accordance with Section 12.5 will be effective service of process for any suit, action, or other proceeding brought in any such court.

(c)              Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to a Dispute.

12.16       Affiliates. Each Party may exercise its rights (including its rights and licenses under Article 2 (Grant of Rights)) or perform its obligations under this Agreement itself or through one or more Affiliates of such Party.

12.17       Force Majeure. No Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), acts of terrorism, insurrections, riots, civil disturbances, strikes, lockouts or other labor disturbances, acts of God, epidemics, pandemics or any acts, omissions, or delays in acting by any Governmental Authority or the other Party.

12.18       Counterparts. This Agreement may be executed in counterparts, and by either Party on separate counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures, electronic or handwritten, to this Agreement may be transmitted via electronic mail, including Adobe Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery will constitute due execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Cross-License Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

AskGene Pharma, Inc.

By:	/s/ Jian-Feng (Jeff) Lu
Name:	Jian-Feng (Jeff) Lu
Title:	Chief Executive Officer

Xilio Development, Inc.

By:	/s/ Rene Russo
Name:	Rene Russo
Title:	Chief Executive Officer

Solely for purposes of Section 12.8:

Xilio Development, Inc.

By:	/s/ Rene Russo
Name:	Rene Russo
Title:	Chief Executive Officer

[Signature Page to Cross-License Agreement]